Exhibit 99.1

Secured Digital's Revenue up 53 Percent for First Nine Months of 2005; Forecast at $8.3 Million for 3rd Quarter

    NEW YORK--(BUSINESS WIRE)--Nov. 1, 2005--Secured Digital Applications, Inc. (OTCBB:SDGL), an integrated group of companies providing practical digital solutions in a variety of industries, today announced estimated third quarter revenue at $8.3 million, a 53 percent increase over the prior year's comparable period.
    For the nine months ended September 30, 2005, the company forecast revenue of $22.36 million, a 50 percent increase over the same period in 2004. Management reaffirmed its guidance for 2005 revenue of $28-30 million.
    Gross profit for the quarter is estimated at $740,000, approximately 20 percent higher than the comparable period in 2004, the company said. The company forecast its net income from continuing operations at $161,000, which was 68% higher than the comparable period in 2004.
    "Our continued growth in revenue is a testament, first, to the hard work of our employees and managers in our 11 operating companies," said Patrick Lim, Chairman and Chief Executive Officer. "Second, it reflects the board of directors' strategy of pursuing growth through strategic acquisitions. In just over two years we have doubled our revenues."
    Lim noted that the company has implemented key elements of its 2005 strategy to improve net income to shareholders. Key among these, Lim said, was the early repayment and redemption of its outstanding debt and dividend-paying preferred stock. During the third quarter, the company recorded a charge of approximately $1.146 million in costs associated with its preferred retirement plan and a charge of approximately $47,000 in costs associated with its early debt retirement plan. The company has also restructured a number of its contracts to accelerate performance and improve profit margins.
    Lim said that the third key element in the company's strategic plan, expansion of its Asian operations into the United States, are planned for the fourth quarter of 2005, with the opening of an office to support the company's secured shipping line of business.
    Including the one-time costs associated with the company's early debt and preferred retirement program, the company forecast a net loss applicable to common shareholders in the quarter of approximately $1 million, or less than $0.01 per share.
    "Although the decision to repay debt early will have an adverse impact on the net income per share," Lim said, "management believes that the elimination of interest and dividend payments will significantly improve earnings during the next 12 months and make the company more stable over the long term."
    Lim noted that the company paid an estimated $282,000 in interest and dividends to a Master Fund during the first nine months of 2005, in addition to the estimated $1.2 million in costs associated with the retirement of its debt and preferred stock issues. "We are a much larger company today," said Lim, "and have succeeded in reducing our interest and preferred dividend payments to the point where they should no longer have a material impact on shareholder earnings."

    About Secured Digital Applications:

    Secured Digital Applications, Inc. and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

    Safe Harbor Statement:

    Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-399-4346